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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our reports dated March 18, 1998 on the financial statements of the following businesses included in or made a part of this registration statement: Quanta Services, Inc.; TRANS TECH Electric, Inc.; and Potelco, Inc.; and to the use of our report dated December 5, 1997 on the financial statements of Union Power Construction Company; and to the use of our report dated May 1, 1998 on the financial statements of Spalj Construction Company and to all references to our Firm included in this registration statement; and to the use of our report dated October 16, 1998 on the financial statements of Quanta Services, Inc. and subsidiaries.

ARTHUR ANDERSEN LLP

Houston, Texas

January 14, 1999